EXHIBIT 99.1

NEWS RELEASE

Contacts:              Raymond J. Pacini

Chief Executive Officer

California Coastal Communities, Inc.

(949) 250-7781

CALC ANNOUNCES VOLUNTARY FILING FOR A PLAN OF REORGANIZATION TO EXTEND MATURITY DATES OF BRIGHTWATER CREDIT FACILITIES

•                  Company is continuing ongoing negotiations with its lenders for approval of the restructuring plan

•                  Company will continue normal homebuilder and sales operations

IRVINE, California, October 28, 2009 — California Coastal Communities, Inc. (NASDAQ: CALC) announced today that the Company and certain of its subsidiaries have filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in order to extend the maturity dates of approximately $182 million of indebtedness related to the Company’s Brightwater development project and to modify and eliminate certain debt covenants.  The petitions were filed on October 27, 2009 in the U.S. Bankruptcy Court in the Central District of California.

Raymond J. Pacini, the Company’s Chief Executive Officer commented, “We have been negotiating for some time in the hopes of getting 100% of our syndicate lenders to agree to extend the maturity dates and change the repayment schedules so we could repay the debt in full in 2013 based on our current expectations for home sales over the next four years.  Unfortunately, without unanimous approval we have no viable alternative but to restructure the debt through the voluntary reorganization process we are pursuing.”

Mr. Pacini also noted that, “We believe the effect of the financial crisis on banks has made negotiating through the courts commonplace.  The actions we are pursuing are the most efficient means available to us to negotiate a timely and consensual balance sheet restructuring with our core lenders.  This action is a financing tool for our Company, implemented to address our liquidity issues.  We intend to continue operating “business as usual” during the reorganization process and anticipate no interruption in our homebuilding or sales activities.  We will continue to deliver homes on schedule and honor all customer warranties.  The building and sale of homes will be unaffected by this restructuring process.

We re-organized the company’s finances through a similar process in 1997 and emerged with a stronger balance sheet and the ability to secure the entitlement of our Brightwater project.  Today, we intend to create a better balance between the steady pace of sales at Brightwater and the repayment schedule of our long-term debt.”

The Company has been engaged in extensive negotiations with its lenders regarding a consensual out-of-court restructuring plan.  Given the progress that has been made in these negotiations, the Company is hopeful that it will be able to quickly obtain the consent of a substantial majority of its lenders for a consensual restructuring that can be approved by the bankruptcy court as quickly as possible.

During the quarter ended September 30, 2009 the Company’s Brightwater project in Huntington Beach, California generated 15 net new sales orders compared with six net new orders in the comparable quarter of 2008, 11 net new orders in the second quarter of 2009 and five net new orders in the first quarter of 2009.  The Company has delivered a total of 70 homes to date, has 17 homes in backlog, 12 inventory homes available for sale, and 257 finished lots. The aggregate sales value of the 17 Brightwater homes in backlog  is $20.8 million as of October 26, 2009.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 105 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered 2,200 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of court proceedings, lender negotiations, regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

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